Exhibit 23.1

Consent of Independent Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No.'s 333-108744, 333-121771 and 333-125159) of The Warnaco Group, Inc. of our report dated January 25, 2006 with respect to the special purpose carve-out combined balance sheets of Fingen-Calvin Klein Jeanswear Business at September 30, 2005 and December 31, 2004 and the related special purpose carve-out combined statements of income, shareholders' equity and cash flows for the nine-month period ended September 30, 2005, which report appears in the Form 8-K/A of The Warnaco Group, Inc. dated April 14, 2006.

KPMG S.p.A.
Firenze, Italy
April 14, 2006